Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Laird Superfood, Inc. of our report dated March 16, 2023, relating to the consolidated financial statements of Laird Superfood, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for leases), appearing in the Annual Report on Form 10-K of Laird Superfood, Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

December 22, 2023